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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 390 to Registration Statement No. 811-08306 on Form N-4 of our reports dated February 28, 2017, relating to the consolidated financial statements and financial statement schedules of MetLife, Inc. and its subsidiaries ("MetLife") and the effectiveness of MetLife's internal controls over financial reporting, both appearing in the Annual Report on Form 10-K of MetLife for the year ended December 31, 2016, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
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New York, New York
March 3, 2017